Filed Pursuant to Rule 424(b)(3)
Registration No. 333-174500

PROSPECTUS

Danaos Corporation

Warrants
Common Stock

        This prospectus covers the initial issuance of shares of common stock by the Company upon exercise of 15,000,000 warrants by persons other than the original holders of such warrants, including the selling holders named in this prospectus. It also covers the resale by such selling holders of 8,044,176 of such warrants to purchase common stock and the shares of common stock issuable to them upon exercise of those warrants.

        The warrants and warrant shares may be offered from time to time by the selling holders named in this prospectus. The selling holders may sell any of these securities at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. We will not receive any proceeds from such sales by the selling holders.

        Our common stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "DAC." On June 15, 2011, the last reported sale price of our common stock on the NYSE was $5.20 per share.

        Investing in our warrants and common stock involves risks that are described in "Risk Factors" and the "Risk Factors" section of our Annual Report on Form 20-F that is incorporated by reference into this prospectus. You should carefully consider the risk factors set forth therein before investing in our common stock.

        Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated June 16, 2011.

        You should rely only on the information provided in this prospectus and any prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference herein or therein is accurate as of any date other than the date of the applicable document.

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FORWARD LOOKING STATEMENTS

        Our disclosure and analysis in this prospectus, and the documents incorporated into this prospectus by reference, concerning our operations, cash flows, and financial position include forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "anticipate," "believe," "estimate," "expect," "forecast," "intend," "potential," "may," "plan," "project," "predict," and "should" and similar expressions as they relate to us are intended to identify such forward-looking statements, but are not the exclusive means of identifying such statements. We may also from time to time make forward-looking statements in our periodic reports that we file with the U.S. Securities and Exchange Commission ("SEC"), other information sent to our security holders, and other written materials. Such statements reflect our current views and assumptions and all forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. We caution readers of this prospectus, and the documents incorporated into this prospectus by reference, not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements.

 DANAOS CORPORATION

        Danaos Corporation is an international owner of containerships, chartering its vessels to many of the world's largest liner companies. Our fleet of containerships makes us one of the largest containership charter owners in the world, based on total TEU capacity. Our strategy is to charter our containerships under multi-year, fixed-rate period charters to a geographically diverse group of liner companies, including many of the largest such companies globally, as measured by TEU capacity.

        We are a corporation domesticated in the Republic of the Marshall Islands on October 7, 2005, under the Marshall Islands Business Corporations Act, after having been incorporated as a Liberian company in 1998 in connection with the consolidation of our assets under Danaos Holdings Limited. In connection with our domestication in the Marshall Islands, we changed our name from Danaos Holdings Limited to Danaos Corporation. Our company operates through a number of subsidiaries, all of which are wholly-owned by us and either directly or indirectly own the vessels in our fleet. Our manager, Danaos Shipping Company Limited, was founded in 1972 and since that time it has continuously provided seaborne transportation services.

        In October 2006, we completed an initial public offering of our common stock in the United States and our common stock began trading on the New York Stock Exchange. Our address is c/o Danaos Shipping Co. Ltd., 14 Akti Kondyli, 185 45 Piraeus, Greece. Our telephone number at that address is +30 210 419 6480. Our website address is www.danaos.com. Information on, or accessible through, our website does not form part of this prospectus.

RISK FACTORS

        Any investment in our securities involves a high degree of risk. In addition to the risks described below, you should carefully consider the risk factors set forth under the heading "Risk Factors" in our most recent Annual Report on Form 20-F filed with the SEC and incorporated herein by reference, and in other documents we file from time to time with the SEC, before making an investment in our common stock.

Risks Relating to the Warrants

Future sales of our common stock may result in a decrease in the market price of our common stock.

        The market price of our common stock could decline due to the issuance and subsequent sales of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur following the exercise of the warrants. This could make it more difficult to raise funds through future offerings of common stock or securities convertible into common stock.

        As of March 31, 2011, we had 108,626,538 shares of our common stock issued and outstanding. If holders of the warrants exercise the warrants, we will issue a number of additional shares of common stock based on the difference between the average of the closing sale prices per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the five most recent trading days prior to the day on which the warrants are exercised and notice is delivered to the warrant agent (the "Fair Market Value") and the exercise price. The shares issued upon exercise of the warrants and which are included in this registration statement may be resold in the public market following the effectiveness of this registration statement. In addition, certain of the shares of common stock issuable upon exercise of the warrants may be sold in the public markets at any time, subject to the volume and other limitations of Rule 144 under the Securities Act.

The warrants are a risky investment, and may expire as worthless.

        On June 15, 2011, the last reported sale price of our common stock on the NYSE was $5.20 per share. This is below the $7.00 exercise price of the warrants. Our common stock price must increase to more than the exercise price of the warrants for you to have an opportunity to exercise the warrants and achieve a positive return on your investment.

        The warrants are exercisable only until January 31, 2019. In the event our common stock price does not increase to the level discussed above during the period when the warrants are exercisable, you will likely not be able to recover the value of your investment in the warrants. In addition, if our common stock price remains below the exercise price of the warrants, the warrants may not have any value and may expire without being exercised, in which case you will lose your entire investment. There can be no assurance that the market price of our common stock will exceed the exercise price during the warrant exercise period. In addition, upon exercise of the warrants, you will receive a number of shares of stock calculated based on the Fair Market Value of the common stock. Accordingly, the number of shares and the value of the common stock you receive upon exercise of the warrants will depend on the market price of our common stock on the five trading days prior to the day on which you choose to exercise those warrants.

There is no existing market for the warrants, and you cannot be certain that an active market will develop.

        The warrants are a new issue of securities with no established trading market. We have no plans to list the warrants on a securities exchange, and an active trading market for the warrants may not develop.

Purchasers of warrants who exercise their warrants for shares of our common stock will incur immediate and future dilution.

        Upon exercise of your warrants for shares of our common stock, you could experience immediate and substantial dilution if the exercise price of your warrants at the time were higher than the net tangible book value per share of the outstanding common stock. In addition, you will experience dilution, subject to the anti-dilution protections contained in the warrants and described below under "Description of the Warrants—Anti-Dilution Adjustments," when we issue in any future offerings or under outstanding options and warrants and under our equity compensation plans.

The market price of the warrants will be directly affected by the market price of our common stock, which may be volatile.

        To the extent a secondary market develops for the warrants, the market price of our common stock will significantly affect the market price of the warrants. This may result in greater volatility in the market price of the warrants than would be expected for warrants to purchase securities other than common stock. The market price of our common stock could be subject to significant fluctuations due to factors described in our Form 20-F under the caption "Risk Factors—Risks Relating to Our Common Stock—The market price of our common stock has fluctuated widely and the market price of our common stock may fluctuate in the future," and we cannot predict how shares of our common stock will trade in the future. Increased volatility could result in a decline in the market price of our common stock, and, in turn, in the market price of the warrants. The price of our common stock also could be affected by possible sales of common stock by investors who view the warrants as a more attractive means of equity participation in us and by hedging or arbitrage activity involving our common stock. The hedging or arbitrage of our common stock could, in turn, affect the market price of the warrants.

Holders of the warrants will have no rights as common stockholders until they acquire our common stock.

        Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to our common stock, including rights to dividend payments or payments upon the liquidation, dissolution or winding up of the Company, voting rights or the right to respond to tender offers. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date. See "Description of the Warrants—No Rights as a Stockholder; Rights upon Liquidation, Dissolution or Winding Up."

The exercise price of, and the number of shares of our common stock underlying, the warrants may not be adjusted for all dilutive events.

        The exercise price of and the number of shares of our common stock underlying the warrants are subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers as described below under "Description of Warrants—Anti-Dilution Adjustments." The exercise price will not be adjusted, however, for other events, such as a third-party tender or exchange offer, a merger or reorganization in which our common stock is acquired for cash or an issuance of common stock for cash, that may adversely affect the market price of the warrants or our common stock. Other events that adversely affect the value of the warrants may occur that do not result in an adjustment to such exercise price.

The warrant agreement is not an indenture qualified under the Trust Indenture Act, and the obligations of the warrant agent are limited.

        The warrant agreement, which governs the warrants, is not an indenture qualified under the U.S. Trust Indenture Act of 1939, as amended (the "TIA"), and the warrant agent is not a trustee qualified under the TIA. Accordingly, warrantholders will not have the benefits or the protections of the TIA. Under the terms of the warrant agreement, the warrant agent will have only limited obligations to the warrantholders. Accordingly, in some circumstances, it may be difficult for warrantholders, acting individually or collectively, to take actions to enforce their rights under the warrants or the warrant agreement.

 USE OF PROCEEDS

        We have not received, nor will we receive, any cash proceeds from the issuance of the warrants or the common stock issuable upon the cashless exercise of the warrants. We will not receive any proceeds from the resale of these securities by the selling holders.

CAPITALIZATION

        Our capitalization is set forth in our report on Form 6-K filed with the SEC on May 10, 2011, and updates thereto will be set forth in reports on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference, other periodic filings we make with the SEC or in a prospectus supplement to this prospectus.

DESCRIPTION OF THE WARRANTS

        The following is a summary of certain provisions of our warrants. The following summary of the terms of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in the Warrant Agreement governing the warrants, which is attached as an exhibit to the registration statement of which this prospectus is a part. As used in this section, the terms the "Company," "us," "we" or "our" refer to Danaos Corporation and not to any of its subsidiaries.

General

        The warrants covered by this registration statement are a portion of the 15,000,000 warrants we issued in transactions exempt from the registration requirements of the Securities Act to the 14 banks participating in the comprehensive financing plan contemplated by the definitive agreement we entered into on January 14, 2011 and which became effective on March 4, 2011 (the "Bank Agreement"), in respect of certain of our existing financing arrangements and for new credit facilities from certain of our current lenders aggregating $424.75 million, as well as a $190 million lending arrangement from a vendor. For more information regarding the comprehensive financing plan and the Bank Agreement, refer to our Annual Report on Form 20-F for the year ended December 31, 2010, incorporated by reference herein. Each warrant entitles the holder thereof to purchase, solely on a cashless exercise basis, one share of our common stock, subject to adjustment as described below under "Anti-Dilution Adjustments."

Cashless Exercise of the Warrants

        The exercise price applicable to each warrant is $7.00 per share of common stock for which the warrant may be exercised. The warrants may be exercised in whole or in part at any time, and from time to time, at or prior to 5:00 p.m. on January 31, 2019, by surrender to the warrant agent of the warrant and a completed notice of exercise attached to the warrant. The exercise price will be paid by the withholding by us of a number of shares of common stock issuable upon exercise of the warrants equal to the value of the aggregate exercise price of the warrants so exercised, determined by reference to the average of the closing sale prices per share (or, if no closing sale price is reported , the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the five most recent trading days preceding the day on which the warrants are exercised and notice is delivered to the warrant agent (the "Fair Market Value"). The warrants are exercisable on a cashless basis only. In no event shall a warrantholder be entitled to elect to receive a net cash settlement upon exercise of the warrants.

        The exercise price for the warrants is also subject to adjustment upon the occurrence of certain events described below under "Anti-Dilution Adjustments."

        Upon exercise of warrants, we will promptly issue to the warrantholder (or its designee) the number of shares of common stock that are issuable upon exercise. We will not issue fractional shares of our common stock. Instead, the exercising warrantholder will be entitled to a cash payment based on the current market price of our common stock.

        We will pay all stamp duties and other taxes, other than income taxes, and all expenses and other related charges in respect of the preparation, issue or delivery of common stock on exercise of the warrants. We will not, however, pay any tax or other charges in respect of any transfer involved in the issue and delivery of common stock or cash to someone other than the holder of the warrant certificate surrendered upon exercise of a warrant. Neither we nor the warrant agent will be required to deliver any shares of common stock or pay any cash until any such tax or charge has been paid or an amount sufficient to pay such tax or charge has been delivered to the warrant agent or us and we are satisfied that there are no other taxes or charges that may become due and which have not been paid.

No Rights as a Stockholder; Rights upon Liquidation, Dissolution or Winding Up

        Holders of the warrants will have no right to vote on matters submitted to our stockholders and will have no right to receive dividends, until, and then only to the extent, the warrants have been exercised.

        Prior to the expiration of the warrants, we will give notice to the warrant agent and the warrantholders of any proposal to voluntarily or involuntarily dissolve, liquidate or wind up of the affairs of the Company no later than ten business days prior to the date such transaction is expected to become effective or, if earlier, the record date for such transaction. The notice will also specify a date as of which the holders of record of the common stock will be entitled to exchange their shares for monies, securities or other property deliverable upon such dissolution, liquidation or winding up, as the case may be. Immediately prior to the close of business on the applicable effective date or record date, all unexercised warrants will be automatically exercised for warrant shares, thereby entitling the holders of such warrant shares, if any, to exchange their warrant shares for monies, securities or other property deliverable upon such dissolution, liquidation or winding up, as the case may be. Unexercised warrants and any warrant certificates evidencing those warrants will expire as of the applicable effective date or record date.

        In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court, and the holders of the warrants may, even if sufficient funds are available, receive nothing or a lesser amount than that to which they would otherwise be entitled as a result of any such bankruptcy case if they had exercised their warrants prior to the commencement of any such case.

Merger of the Company

        In the event of any merger, consolidation or other combination of the Company with another entity, provision must be made for warrantholders to receive, upon the exercise of warrants and in lieu of shares of common stock, such shares of stock, securities, cash, rights or assets as would be issued or paid in respect of shares of our common stock upon such merger, consolidation or other combination.

Anti-Dilution Adjustments

        The number of shares of our common stock issuable upon exercise of a warrant will be adjusted upon the occurrence of certain events including, without limitation, the payment of a dividend on, or the making of any distribution in respect of, capital stock of the Company, payment of which is made in:

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  shares of the Company's common stock; or

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  options, warrants or rights to purchase, or securities convertible into or convertible or exercisable for, shares of common stock of the Company at an exercise price below the then current market price per share of the common stock.

An adjustment will also be made in the event of a combination, subdivision or reclassification of the common stock. Adjustments will be made whenever and as often as any specified event requires an adjustment to occur, provided that no adjustment will be required until such time as the adjustment would be at least one percent (1%). No adjustments will be made for issuances under the Company's equity compensation plan, as amended or supplemented, which provides for issuances of up to six percent (6%) of the Company's outstanding common stock.

Amendment

        From time to time, we, without the consent of the holders of the warrants, may amend or supplement the warrant for certain purposes, including (i) curing ambiguities, defects or inconsistencies, (ii) to add covenants or agreements of the Company, (iii) to comply with any requirement of the SEC in connection with the registration of the warrants or shares of common stock issuable upon exercise thereof, (iv) in relation to the requirements of any securities exchange on which the warrants or shares of common stock issuable upon exercise thereof are or are to be listed or (v) making any change that does not adversely affect the rights or interests of the holders in any material respect. The consent of each holder of the warrants affected will be required for any amendment pursuant to which the exercise price would be increased or the number of shares of common stock issuable upon the exercise of the warrants would be decreased (other than pursuant to adjustments provided in the warrant). Any other amendment or supplement to the warrant that has a material adverse effect on the interests of the holders of the warrants will require the written consent of the holders of a majority of the then outstanding warrants.

Reservation of Shares

        We have authorized and reserved for issuance and will at all times reserve and keep available such number of shares of our common stock as will be issuable upon the exercise of all outstanding warrants. Such shares of our common stock, when paid for and issued, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

 DESCRIPTION OF CAPITAL STOCK

        Under our articles of incorporation, our authorized capital stock consists of 750,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of blank check preferred stock, $0.01 par value per share, of which 1,000,000 shares have been designated Series A Participating Preferred Stock in connection with our adoption of a stockholder rights plan as described below. All of our shares of stock are in registered form. As of March 31, 2011, we had 108,626,538 common shares issued and outstanding. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. The rights, preferences and privileges of holders of shares of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

        Each share of our common stock includes a right that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our Series A participating preferred stock at a purchase price of $25.00 per unit, subject to specified adjustments. The rights are issued pursuant to a rights agreement between us and American Stock Transfer & Trust Company, as rights agent. Until a right is exercised, the holder of a right will have no rights to vote or receive dividends or any other stockholder rights. The material terms and conditions of the rights agreement and the rights are summarized in "Item 10. Additional Information—Share Capital" in our most recent Annual Report on Form 20-F filed with the SEC and incorporated by reference herein and, for a complete description of the rights, we encourage you to read the rights agreement, which is an exhibit to the registration statement of which this prospectus is a part.

        For a more complete summary of our capital stock and the provisions of our articles of incorporation and bylaws, including certain anti-takeover provisions, please read "Item 10. Additional Information" in our most recent Annual Report on Form 20-F filed with the SEC and incorporated by reference herein.

SELLING HOLDERS

        This prospectus covers the resale by the selling holders named herein, or their pledgees, donees or transferees, of 8,044,176 warrants to purchase common stock and the shares of common stock issuable to such selling holders upon exercise of the warrants, which are exercisable on a cashless exercise basis only. The warrants covered by this registration statement are a portion of the 15,000,000 warrants we issued in transactions exempt from the registration requirements of the Securities Act to the 14 banks participating in the comprehensive financing plan contemplated by the Bank Agreement. We entered into a registration rights agreements in connection with the restructuring, pursuant to which we are registering the warrants and the shares of common stock described below.

        The following table sets forth certain information with respect to the selling holders, including:

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  the name of each selling holder;

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  the number of warrants and shares of common stock issuable upon the exercise of the warrants beneficially owned by such selling holder prior to the offering;

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  the maximum number of warrants and common shares of stock issuable upon the exercise of the warrants to be offered by such selling holder hereby; and

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  the number of warrants and shares of common stock issuable upon the exercise of the warrants to be beneficially owned by such selling holder assuming all of the shares of such selling holder covered by this prospectus are distributed in the offering.

        Because the warrants are exercisable on a cashless exercise basis only, the number of shares of common stock issuable upon exercise of the warrants cannot be determined until the warrants are exercised. Accordingly, for purposes of this section, we have assumed that the warrants are exercisable on a cash exercise basis and that one share of common stock will be issued for each warrant that is exercised. The actual number of shares of common stock that we will be required to deliver in connection with exercise of the warrants will equal one share per warrant exercised minus a number of shares of common stock whose aggregate Fair Market Value is equal to the aggregate exercise price of the warrants being exercised.

        The warrants and common stock issuable upon the exercise of the warrants offered by this prospectus may be offered from time to time by the selling holders named below. We have prepared the table and the related notes based on information supplied to us by the selling holders. We have not sought to verify such information. Additionally, some or all of the selling holders may have sold or transferred some or all of the securities listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling holders may change over time, as it is possible that the selling holders may acquire or dispose of warrants or shares of common stock from time to time after the date of this prospectus. Changes in such information will be set forth in prospectus supplements to the extent required.

        Because the selling holders may offer all or some portion of the warrants or the common stock for which the warrants are exercisable, we cannot estimate the amount of warrants or common stock that may be held by the selling holder upon the completion of any sales they may make. Based on the information provided by the selling holder and our knowledge, the selling holders have held no position or office or had any other material relationship with us or any of our affiliates or predecessors during the past three years. To our knowledge, none of the selling holders owns any shares of common stock as of the date of this prospectus.

        For information on the procedure for sales by selling holders, please read the disclosure set forth under the heading "Plan of Distribution."

Selling Holder(1)	Warrants Owned Before the Offering	Percentage of Warrants Outstanding(2)	Number of Shares of Common Stock Underlying the Warrants Offered Hereby(3)	Percentage of Common Stock Outstanding Represented by Warrant Shares (3)(4)
The Royal Bank of Scotland plc	4,039,395	26.93%	4,039,395	3.59%
Emporiki Bank of Greece S.A.	1,157,876	7.72%	1,157,876	1.05%
Deutsche Bank Aktiengesellschaft	1,013,134	6.75%	1,013,134	*
ABN AMRO Bank N.V.	745,193	4.97%	745,193	*
Piraeus Bank S.A.	405,236	2.70%	405,236	*
Citibank N.A. London Branch	333,707	2.22%	333,707	*
National Bank of Greece S.A.	232,102	1.55%	232,102	*
EFG Eurobank Ergasias S.A.	77,009	*	77,009	*
Aegean Baltic Bank S.A.	40,524	*	40,524	*

Selling Holder	Warrants and Common Stock Owned Before the Offering(3)	Warrants and Common Stock Hereby Offered(3)	Warrants and Common Stock Owned After the Offering(5)	Percentage of Common Stock Owned After the Offering(5)
The Royal Bank of Scotland plc	4,039,395	4,039,395	0	0%
Emporiki Bank of Greece S.A.	1,157,876	1,157,876	0	0%
Deutsche Bank Aktiengesellschaft	1,013,134	1,013,134	0	0%
ABN AMRO Bank N.V.	745,193	745,193	0	0%
Piraeus Bank S.A.	405,236	405,236	0	0%
Citibank N.A. London Branch	333,707	333,707	0	0%
National Bank of Greece S.A.	232,102	232,102	0	0%
EFG Eurobank Ergasias S.A.	77,009	77,009	0	0%
Aegean Baltic Bank S.A.	40,524	40,524	0	0%

Total	8,044,176	8,044,176	0	0%

(*)
Less than 1%.

(1)
Also includes any sale of the warrants and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders after the effective date of the Registration Statement of which this prospectus forms a part. The information concerning the selling holders may change from time to time, and any changes and the names of any transferees, pledgees, donees, and other successors in interest will be set forth in supplements to this prospectus to the extent required.

(2)
Based on a total of 15,000,000 warrants issued and outstanding, which is the total number of warrants we were obligated to issue in connection with the comprehensive financing plan contemplated by the Bank Agreement.

(3)
The number of shares of common stock indicated assumes exercise of all of the selling holder's warrants, each for one share of common stock and a cash payment in lieu of the issuance of any fractional share interest. However, the number of shares issuable upon exercise of a warrant is subject to adjustment as described under "Description of the Warrants—Anti-Dilution

  Adjustments." As a result, the number of shares of common stock issuable upon exercise of the warrants may increase or decrease in the future.

(4)
Calculated based on Rule 13d-3 of the Exchange Act using 108,626,538 shares of common stock issued and outstanding as of March 31, 2011. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exercise of all of that particular holder's warrants. However, we did not treat as outstanding the common stock issuable upon exercise of any other holder's warrants.

(5)
We do not know when or in what amounts the selling holders may offer shares of common stock for sale. The selling holders may choose not to sell any of the shares of common stock offered by this prospectus. This table assumes the sale by the selling holders of all of the shares of common stock available for resale under this prospectus.

TAX CONSIDERATIONS

        Certain tax considerations relating to an investment in the warrants and our common stock are set forth in our Annual Report on Form 20-F for the year ended December 31, 2010 and filed with the SEC on April 8, 2011, which report is incorporated by reference herein.

 PLAN OF DISTRIBUTION

        The selling holders or their pledgees, donees or transferees may sell the securities being offered hereby from time to time directly to purchasers, through underwriters, broker-dealers or agents, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at privately negotiated prices. If the securities are sold through underwriters or broker-dealers, then the selling holders who sell those securities will be responsible for underwriting discounts or commissions. Such sales may be effected in transactions (which may involve crosses and block transactions):

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  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

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  in the over-the-counter market;

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  in transactions otherwise than on such exchanges or services or in the over-the-counter market;

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  in privately negotiated transactions;

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  through put or call option transactions, whether such options are listed on an options exchange or otherwise;

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  through the settlement of short sales;

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  through a combination of any such methods of sale; or

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  through any other method permitted pursuant to applicable law.

        The selling holders may also sell their securities under Rule 144 or Regulation S under the Securities Act, in each case if available, rather than under this prospectus. There can be no assurances that any selling holder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

        The selling holders may directly make offers to sell the securities to, or solicit offers to purchase the securities from, purchasers from time to time. If required, the prospectus supplement relating to any such offering by the selling holders will set forth the terms of such offering.

        From time to time, the selling holders may sell the securities included in this prospectus to one or more dealers acting as principals. If required, the prospectus supplement related to any such offering will name such dealers, and will include information about any compensation paid to the dealers, in such offering. The dealers, which may be deemed to be "underwriters" as that term is defined in the Securities Act, may then resell the securities to purchasers.

        This prospectus also covers the issuance by the Company of shares of common stock issuable upon the exercise of the warrants by persons other than the original holders of the warrants, including the selling holders named in this prospectus.

        The selling holders or their pledgees, donees or transferees may sell some or all of the securities in transactions involving broker-dealers, which may act solely as agent and/or may acquire securities as principal. Broker-dealers participating in such transactions as agent may receive commissions from the selling holders (and, purchaser or purchasers); such commissions may be at negotiated rates where permissible. Participating broker-dealers may agree with the selling holders to sell a specified number of securities at a stipulated price per common unit and, to the extent such broker-dealer is unable to do so acting as an agent for the selling holders, to purchase as principal any unsold securities at the price required to fulfill the broker-dealer's commitment to the selling holders. In addition or alternatively, securities may be sold by the selling holders, and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of any national securities exchange or quotation system, including the NYSE, and in connection therewith commissions in excess of the customary commission prescribed by such governing rules may be paid to participating broker-dealers or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire securities as principal may thereafter resell the securities from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on any national securities exchange or quotation system, including the NYSE, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with the resales may pay to or receive commissions from the purchaser of the securities.

        In connection with offerings pursuant to this prospectus and in compliance with applicable law, underwriters, brokers or dealers, if any, may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers, if any, may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers, if any, may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters, if any, may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

        To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in a prospectus supplement. In that event, the discounts and commissions the selling holders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or out affiliates in the ordinary course of their businesses.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

        The selling holders have advised us that they have not entered into any agreements or understandings with any underwriters or broker-dealers regarding the sale of their warrants or the shares of our common stock issuable upon exercise thereof. If we are notified by any selling holder that any material agreement or understanding has been entered into with a broker-dealer for the sale of warrants or the shares of our common stock issuable upon exercise thereof, if required, we will file a supplement to this prospectus. If the selling holders use this prospectus for any sale of the warrants or the shares of our common stock issuable upon exercise thereof, they will be subject to the prospectus delivery requirements of the Securities Act.

        The selling holders that participate in the distribution of the securities offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act. To the extent a selling stockholder may be deemed to be an underwriter, that selling stockholder may be subject to certain statutory liabilities under the Securities Act, including but not limited to Sections 11 and 12 of the Securities Act.

        The warrants were issued in transactions exempt from the registration requirements of the Securities Act. Pursuant to the comprehensive financing plan contemplated by the Bank Agreement, involving the restructuring of a number of our credit facilities and swap arrangements, we entered into a registration rights agreement pursuant to which we have agreed to indemnify such selling holders against certain liabilities, including certain liabilities under the Securities Act. We have agreed to pay the expenses of the registration of the securities being registered under the registration statement of which this prospectus forms a part, including, but not limited to, all registration and filing fees, and fees and expenses of our counsel and our accountants. The selling holders will pay any underwriting discounts, commissions and transfer taxes applicable to the securities sold by them through this prospectus.

        Pursuant to a requirement by the Financial Industry Regulation Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

 LEGAL MATTERS

        The validity of the common stock issuable upon exercise of the warrants, Marshall Islands tax considerations and Liberian tax considerations will be passed upon for us by Watson, Farley & Williams (New York) LLP. United States legal matters, including the validity of the warrants and United States tax considerations, will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities offered hereby. For the purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement we filed. For further information regarding us and the securities offered in this prospectus, you may desire to review the full registration statement, including the exhibits. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-202-551-8909, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        We furnish holders of common stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm, and intend to make available quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with U.S. GAAP and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but will be required to furnish those proxy statements to stockholders under New York Stock Exchange rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short-swing profit reporting and liability.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over information included in this prospectus.

        This prospectus incorporates by reference the following documents:

  •
  our Annual Report on Form 20-F for the year ended December 31, 2010, filed with the SEC on April 8, 2011;

  •
  our Form 6-K filed with the SEC on May 10, 2011;

  •
  our Form 6-K filed with the SEC on June 7, 2011; and

  •
  the description of our common stock in our registration statement on Form 8-A (File No. 001-33060), filed with the SEC on October 2, 2006, as amended.

        We will also incorporate by reference any future filings made with the SEC under the Exchange Act until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Danaos Corporation
c/o Danaos Shipping Co. Ltd.
14 Akti Kondyli
185 45 Piraeus
Greece
Attention: Secretary
+30 210 419 6480

        The documents we file with or furnish to the SEC are available on our website at www.danaos.com under "Investor Relations." Other than the Exchange Act filings listed above, no documents or other information on our website is incorporated by reference into this prospectus.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

        We are a Marshall Islands corporation and our executive offices are located outside of the United States. A majority of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.